EXHIBIT 10.1

August 10, 2015

Mr. John Poss
505 Dallas St.

New Braunfels, TX 78130

RE: Offer of Employment

Dear Poss,

The purpose of this letter is confirm our agreement that Growblox Sciences, Inc. (the “Company”) will employ you as Chief Financial Officer on the following terms and conditions.

The term of your employment shall be one year from the date hereof and shall continue from year-to-year unless either of us chooses to terminate. In the event that the Company chooses to terminate your employment, it may do so at any time, however you will be entitled to a three month severance if this agreement is terminated during the first year of your employment, a four month severance if this agreement is terminated during the second year of your employment, and a six month severance if this agreement is terminated during the third or any subsequent year of your employment. You will be paid a monthly salary of $ 10,000 per month, payable in arrears. You will also be entitled to participate in any benefits programs that The Company provides to its other senior executives; however you have elected not to participate in the Company’s health insurance program, so the Company, in addition to your salary, will cover the $700 cost of your existing plan.

In addition, you will receive stock options pursuant to the Company’s 2014 Equity Incentive Plan, in the amount of 600,000 options. Duration, exercise price and other ancillary terms will all be governed by the terms of the Plan pursuant to which the options are issued. These options will vest monthly in equal amounts over the course of 30 months commencing in the seventh month of your employment pursuant hereto, but if the Company terminates this agreement at any time any options that remain unvested will be canceled, and all vesting will cease upon such termination. At the end of the third year of your employment with the company salary, options, and other compensation will be renegotiated in good faith between the parties. Notwithstanding the foregoing, in the event of a “Change in Control” (as defined in the 2014 Equity Incentive Plan), all your options will immediately vest. The Company further agrees that the number of options granted to you pursuant hereto will be reviewed in good faith within 6 months of the date hereof by the full Board of Directors of the Company.

We all look forward to your becoming an important member of our team, and it has already been a pleasure working with you.

Sincerely,

/s/ Craig Ellins

Craig Ellins
Chief Executive Officer

Agreed and Accepted:

/s/ John Poss
John Poss

Date:	August 10, 2015